ARTICLES OF INCORPORATION

                                       OF

                     WESTAR FINANCIAL SERVICES INCORPORATED


ARTICLE 1.  NAME

     The name of the corporation is Westar Financial Services Incorporated, ("Corporation").

ARTICLE 2.  REGISTERED OFFICE AND AGENT

     The address of the initial registered office of the Corporation is 926 - 24th Way SW, Olympia, Washington 98502, and the name of its initial registered agent is Richard G. Phillips, Jr.

ARTICLE 3.  PURPOSES

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act.

ARTICLE 4  CAPITAL STOCK

     4.1 Authorized Stock. The total authorized stock of the Corporation shall consist of 35,000,000 shares of common stock having no par value; 1,500 shares of Series 1 preferred stock having no par value; 300 shares of Series 2 preferred stock having no par value; 1,200 shares of Series 3 preferred stock having no par value; 1,250 shares of Series 4 preferred stock having no par value composed of 1,190 shares of Series 4A and 60 Shares of Series 4B preferred stock; and 1,995,750 additional shares of preferred stock having no par value.

     4.2 Issuance of Shares of Common and Preferred Stock. The Corporation may from time to time issue and dispose of any of the authorized and unissued shares of the common and preferred stock for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may provide for payment therefor to be received by the Corporation in cash, property or services. Any and all such shares of the common and preferred stock of the Corporation, the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

     4.3 Issuance of Preferred Stock in Series. The additional preferred stock may be issued from time to time in one or more series, the shares of each series to have such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

     4.4 Authority of the Board of Directors. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Section and to the limitations prescribed by law to authorize the issuance of one or more series of additional preferred stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series, the number of shares of such series, the designations, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, the determination or fixing of the following:

         (a)  The number of shares of such series;

         (b)  The designation of such series;

         (c) The dividend of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends on any other class or classes of stock and whether such dividends shall be cumulative or non-cumulative;

         (d) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices, rates, adjustments, and other terms and conditions of such redemption;

         (e) The terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

         (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation and, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

         (g) The restrictions, if any, on the issue or reissue of any preferred stock;

         (h) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of the assets of, the Corporation; and

         (i) The extent, if any, to which any committee of the Board of Directors may fix the designations and any of the preferences or rights of the shares of such series relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into or exchange of such shares for shares of any other class or classes of stock of the Corporation or any other series of the same or any other class or classes of stock of the Corporation, or fix the number of shares of any such series or authorize the increase or decrease in the shares of such series.

     4.5 Dividends. The holders of shares of additional preferred stock shall be entitled to receive dividends to the extent provided by the Board of Directors in designating the particular series of preferred stock. The holders of each share of Series 1, Series 2, Series 3, and Series 4 preferred stock shall be entitled to receive a cumulative, quarterly cash dividend of Twenty-Three and 125/1000 Dollars ($23.125) per share, out of funds legally available for that purpose, such dividend to be payable on the last day of March, June, September, and December of each year (the "Dividend Payments Dates"). No dividends shall be paid on or set aside for shares of common stock at such time preferred stock is outstanding. The holders of shares of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this Section.

     4.6 Voting Rights of Preferred Stock. The holders of shares of the preferred stock (including Series 1, Series 2, Series 3, and Series 4 preferred stock) shall not be entitled to vote on any matter submitted to a vote of the shareholders except:

         (a) as may from time to time be mandatorily required by the laws of the State of Washington;

         (b) on any proposed amendment to the Articles of Incorporation of the Corporation which materially alters any of the designations, relative rights, preferences or limitations of the shares of preferred stock or which creates or increases the authorized shares of any class of stock having rights or preferences ranking senior to or on a parity with the preferred stock, approval of any such amendment to require the affirmative vote of the holders of at least seventy percent (70%) of the then outstanding shares of preferred stock, voting separately as a class;

         (c) on any proposed amendment to the Bylaws of the Corporation which materially alters any of the rights of the holders of preferred stock, as a class, and not the rights of the holders of any classes of stock of the Corporation generally, approval of any such amendment to require the affirmative vote of the holders of at least seventy percent (70%) of the then outstanding shares of preferred stock, voting separately as a class;

         (d) with respect to Series 4 preferred stock only, on any proposed merger or consolidation of the Corporation, or any proposed sale of all or substantially all of its assets, approval of any such proposed action to require the affirmative vote of at least seventy percent (70%) of the then outstanding shares of Series 4 preferred stock, voting separately as a class;

         (e) if, at the time any election of directors is held or to be held, the Corporation has failed to pay in full the two most recent quarterly dividends due on Series 1, Series 2, Series 3, or Series 4 preferred stock or has failed to pay two out of the four most recent quarterly dividends due on any series of preferred stock, the holders of the preferred stock, as a group and without regard to series and to the exclusion of all other classes of stock of the Corporation, shall be entitled to nominate and elect all directors of the Corporation except for any director elected solely by a designated series of preferred stock. Such right shall continue until the earlier of (i) a majority of the Board of Directors having been elected by the holders of the preferred stock (including any director elected solely by a designated Series of preferred stock) or (ii) the dividend arrearages described above having been paid. Thereafter, so long as such dividend arrearages have not been paid, the holders of preferred stock shall be entitled to nominate and elect such number of directors at each election of directors as may be necessary to maintain, as a majority of the Board of Directors (including any director elected solely by a designated Series of preferred stock), directors elected by the holders of preferred stock. Upon payment of any such dividend arrearages, the right of the holders of preferred stock to nominate and elect any directors of the Corporation pursuant to this Section shall cease until there exist new dividend arrearages meeting the conditions described above; provided, however, that such cessation shall not affect the right of the holders to fill any vacancy with respect to a director elected by the holders of preferred stock (as provided below), nor shall such cessation prevent any director elected by the holders of preferred stock from completing its unexpired term or constitute cause for removal of any such director. If a vacancy arises on the Board of Directors in respect of any director elected by the holders of preferred stock, for any cause, including, but not limited to, the death, disability, removal, disqualification, resignation, or refusal to act of any such director (but excluding the expiration of such director's term), then the holders of preferred stock, to the exclusion of the holders of all other classes of stock of the Corporation, may nominate and elect a director to fill the vacancy so created for the unexpired term thereof; and

         (f) so long as not less than 25% of Series 4 preferred stock remains issued and outstanding, the holders of Series 4 preferred stock, voting as a class, shall be entitled to elect one (1) member of the Board of Directors, by majority vote of such Series 4 preferred stock.

     4.7  Rights on Liquidation, Dissolution or Winding Up.

         (a) Payment. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series 1, Series 2, Series 3, and Series 4 preferred stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of common stock, an amount equal to One Thousand ($1,000) per share of preferred stock, plus any amount equal to accrued but unpaid dividends, if any, to the date of payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of preferred stock the full amount to which they shall be entitled, such holders shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation and after payment shall have been made to the holders of shares of preferred stock of the full amount to which they shall be entitled as aforesaid, the holders of common stock shall be entitled, to the exclusion of the holders of shares of preferred stock, to share in all remaining assets of the Corporation available for distribution to its shareholders.

         (b) Treatment of Consolidations, Mergers and Sale of Assets. A consolidation or merger of the Corporation into or with another corporation (as a result of which the holders of more than 50% of the shares of common stock receive cash, stock or other property in exchange for their shares of such stock) or a sale of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section.

         (c) Distribution Other Than Cash. Whenever the distribution provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

     4.8  Redemption.

         (a) Redemption Events. Shares of Series 1, Series 2, Series 3, and Series 4 preferred stock shall be redeemable by the Corporation as follows:

              (i) All outstanding shares of Series 1 and Series 2 preferred stock shall be redeemed by the Corporation redeeming one-fourth of the outstanding shares on the last day of June and December 1997 and 1998; all outstanding shares of Series 3 and Series 4 shall be redeemed by the Corporation redeeming one-fourth of the outstanding shares on the last day of June and December 1999 and 2000.

              (ii) Prior to any redemption date set forth above, the Corporation, at its option at any time from time to time, upon ten
         (10) days advance notice pursuant to Section 4.8(c) below, may redeem in whole or in part Series 1, Series 2, Series 3, and Series 4 preferred stock. Each date fixed for redemption pursuant to this subsection (ii) is hereinafter referred to as a "Preferred Redemption Date." If less than all of the shares of a series are being redeemed at any time, such redemption shall be ratably among all holders of the series in proportion to the number of shares held by all holders thereof. No optional redemption under this subsection (ii) shall relieve the Corporation of its mandatory redemption obligation under subsection (i) unless and until all shares of each series has been redeemed.

         (b) Redemption Price. The total sum payable per share of Series 1, Series 2, Series 3, and Series 4 preferred stock being redeemed shall be $1,000 plus cumulative or accrued but unpaid dividends, if any, payable with respect to such share. The total sum payable with respect to any such share to be redeemed is hereinafter referred to as the "Preferred Redemption Price." The Preferred Redemption Price is payable on the Preferred Redemption Date established pursuant to Section 4.8(a)(ii), and the payment is hereinafter referred to as a "Preferred Redemption Payment." On and after the Preferred Redemption Date (unless default shall be made by the Corporation in the payment of the Preferred Redemption Price as hereinafter provided), all rights in respect of the shares of preferred stock to be redeemed, except the right to receive the Preferred Redemption Price as hereinafter provided, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

         (c) Notice of Redemption. Notice of the redemption pursuant to this Section shall be sent by first-class mail, postage prepaid, to the holders of record of the shares of Series 1, Series 2, Series 3, and Series 4 preferred stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall set forth the number of shares of such series to be redeemed, the Preferred Redemption Date, the Preferred Redemption Price, and the date and place at which the holder may obtain the Preferred Redemption Payment upon the surrender of such holder's certificate.

         (d) Surrender of Certificates. On or after the Preferred Redemption Date stated in a notice delivered pursuant to Section 4.8(c), each holder of shares of Series 1, Series 2, Series 3, and Series 4 preferred stock to be redeemed shall surrender his or her certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall, upon surrender of such certificate or certificates, receive the Preferred Redemption Payment therefor. In case less than all the shares of preferred stock represented by any such surrendered certificate or certificates are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares.

     4.9  Conversion.

         (a) Conversion to Common Stock. Series 4B preferred stock shall be designated as convertible. Series 4B preferred stock is convertible, at the option of the holder thereof, into a number of fully paid and nonassessable shares of common stock of the Corporation equal to 10% of the outstanding common stock, on a fully-diluted basis, and including all shares subject to stock incentive plans for service providers, following such conversion. The convertible shares may be converted at any time.

         (b) Process of Conversion. In order to exercise conversion rights, the holder thereof shall surrender (in person or by mail) such holder's certificate(s) of convertible stock to the Corporation at its home office together with a written notice that the holder elects to convert such stock, or a specified portion thereof. Such notice shall also state the name(s) and address and taxpayer identification numbers in which the certificate(s) for common stock shall be issued.

         (c) Issuance of Certificates. Promptly after the receipt of the written notice and surrender of such stock certificate(s) as aforesaid, the Corporation shall issue and deliver to such holder, registered in such name or names as such holder may direct in writing, a certificate or certificates for the number of full shares of common stock issuable upon the conversion of such stock (or specified portion thereof), bearing any required restrictive legend. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date by which both of the following have occurred: (i) such written statement shall have been received by the Corporation; and
     (ii) such certificate(s) shall have been surrendered as aforesaid. At such time the rights of the holder of such stock (or specified portion thereof) shall cease, and the person or persons in whose name or names any certificate or certificates for shares of common stock shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the shares of common stock represented thereby.

         (d) Automatic Conversion. In the event of an underwritten public offering of shares of common stock of the Corporation at a public offering price per share of $1.50 or more (prior to underwriter commissions and expenses) in an offering of more than $8,400,000, the Series 4B preferred stock shall (if not previously converted) be automatically converted into a number of shares of common stock as calculated pursuant to Section 4.9(a); provided, however, that in determining the number of shares of common stock outstanding on a fully diluted basis, the number of newly issued shares offered in such public offering shall be excluded.

ARTICLE 5.  NO PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE 6.  DIRECTORS

     6.1  Number.  The Board of Directors shall consist of not fewer than six
(6) nor more than nine (9) members. The exact number shall be fixed and determined by a resolution approved by at least a sixty percent (60%) vote of the total number of Directors.

     6.2 Classes. The Board of Directors shall be divided into three classes, with each class to be as equal in number as may be possible. A Director's basic term shall be three years, but initially the term of the Directors in the first class shall expire at the first annual shareholders' meeting after the filing of these Articles, the term of Directors in the second class shall expire at the second annual shareholders' meeting after the filing of these Articles, and the term of Directors in the third class shall expire at the third annual shareholders' meeting after the filing of these Articles. So long as not less than 25% of the authorized Series 4 preferred stock remains outstanding, one Director position shall be reserved for election solely by the holders of Series 4 preferred stock, voting as a class, pursuant to Section 4.6(f). So long as not less than 25% of the authorized Series 4 preferred stock remains issued and outstanding, one of the Director's positions shall be designated "Series 4 Director" by the Board of Directors. Election to the Series 4 Director position shall be by the vote of the holders of the Series 4 preferred stock, voting as a class.

     6.3 Nominations to the Board. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations, other than those made by the Board of Directors, shall be made in writing and delivered to or mailed and received by the Secretary not less than fourteen (14) days nor more than fifty (50) days prior to the annual meeting of stockholders; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by a shareholder to be timely must be so received no later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Such notification shall contain the following information:

         (a)  The name and address of the nominee(s);

         (b)  Each nominee's principal occupation;

         (c) The total number of shares of stock of the corporation that will be voted for each proposed nominee;

         (d) The name and address of the proposing stockholder and the number of shares the proposing stockholder owns;

         (e) Such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors.

     Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instruction, all votes cast for such nominee shall be disregarded.

     6.4 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, unless for any reason there are no Directors in office in which case they shall be filled by a special election by shareholders. The term of a Director elected to fill a vacancy expires at the next shareholders' meeting at which Directors are elected. Vacancy of the Series 4 position shall be filled by a special election of the holders of the Series 4 preferred stock, voting as a class.

     6.5 Cumulative Voting. Shareholders of the Corporation shall not have the right to cumulate votes in the election of Directors.

     6.6 Removal of Directors. At a meeting of shareholders called expressly for that purpose, any Director, any class of Directors, or the entire Board of Directors may be removed from office as a Director at any time for cause by the affirmative vote at a duly called meeting of shareholders of at least seventy-five percent (75%) of the votes which are entitled to be cast at an annual election of the director or directors. Notwithstanding the foregoing, the Director occupying the Series 4 Director position may be removed only by the affirmative vote of a majority vote of the holders of Series 4 preferred stock.

ARTICLE 7.  MERGERS, SHARE EXCHANGES, AND OTHER TRANSACTIONS

     Except as otherwise expressly provided in these Articles of Incorporation and provided the Board of Directors adopts an affirmative resolution recommending such action, a merger, share exchange, sale of substantially all of the Corporation's assets, or dissolution must be approved by the affirmative vote of a majority of the Corporation's outstanding shares entitled to vote, or if separate voting by voting groups is required, then by not less than a majority of all the votes entitled to be cast by that voting group. In the absence of an affirmative recommendation by the Board of Directors, a merger, consolidation, conveyance of all or substantially all of the assets, or dissolution of the Corporation shall require an affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares entitled to vote thereon.

ARTICLE 8.  AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by the Washington Business Corporation Act, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind the Bylaws of the Corporation by a resolution adopted by a majority of the Directors.

ARTICLE 9.  NO SHAREHOLDER ACTION WITHOUT MEETING

     No action shall be taken by any shareholder except at an annual or special meeting of shareholders.

ARTICLE 10.  SPECIAL SHAREHOLDER MEETINGS

     Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons.

ARTICLE 11.  RESTRICTIONS ON CERTAIN AMENDMENTS

     The provisions set forth in this Article and in Articles 6, 7, 8, 9, 10, 12, 13, 14, and 15 herein may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding common stock.

ARTICLE 12.  LIMITATION OF DIRECTOR LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

         (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

         (b) Conduct violating Section 23B.08.310 of the Washington Business Corporation Act (which involves certain distributions by the Corporation);

         (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

     If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent not prohibited by the Washington Business Corporation Act, as so amended. The provisions of this Article shall be deemed to be a contract with each Director of the Corporation who serves as such at any time while such provisions are in effect, and each such Director shall be deemed to be serving as such in reliance on the provisions of this Article. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 13.  INDEMNIFICATION

     13.1  Definitions.  As used in this Article:

         (a) "Agent" means an individual who is or was an agent of the Corporation or an individual who, while an agent of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. "Agent" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an Agent.

         (b) "Corporation" means the Corporation, and any domestic or foreign predecessor entity which, in a merger or other transaction, ceased to exist.

         (c) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. "Director" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of a Director.

         (d) "Employee" means an individual who is or was an employee of the Corporation or an individual, while an employee of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. "Employee" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an Employee.

         (e)  "Expenses" include counsel fees.

         (f) "Indemnitee" means an individual made a party to a proceeding because the individual is or was a Director, Officer, Employee, or Agent of the Corporation, and who possesses indemnification rights pursuant to these Articles or other corporate action. "Indemnitee" includes, unless the context requires otherwise, the spouse, heirs, estate, and personal representative of such individuals.

         (g) "Liability" means the obligation to pay a judgment, settlement, penalty, fine, (including an excise tax assessed with respect to an employee benefit plan) or reasonable Expenses incurred with respect to a Proceeding.

         (h) "Officer" means an individual who is or was an officer of the Corporation (regardless of whether or not such individual was also a Director) or an individual who, while an officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. "Officer" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an Officer.

         (i) "Party" includes an individual who was, is, or is threatened to be named as a defendant, respondent, directly or by cross-claim or counterclaim, or witness in a proceeding.

         (j) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, derivative, criminal, administrative, or investigative, and whether formal or informal.

     13.2 Indemnification Rights of Directors and Officers. The Corporation shall indemnify its Directors and Officers to the full extent not prohibited by applicable law now or hereafter in force against Liability arising out of a Proceeding to which such individual was made a Party because the individual is or was a Director or an Officer. However, such indemnity shall not apply on account of:

         (a) Acts or omissions of a Director or Officer finally adjudged to be intentional misconduct or a knowing violation of law;

         (b) Conduct of a Director or Officer finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act relating to distributions by the Corporation; or

         (c) Any transaction with respect to which it was finally adjudged that such Director or Officer personally received a benefit in money, property, or services to which the Director or Officer was not legally entitled.

     Subject to the foregoing, it is specifically intended that Proceedings covered by indemnification shall include Proceedings brought by the Corporation (including derivative actions) and Proceedings by government entities, governmental officials or other third parties.

     13.3 Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay Expenses in advance of the final disposition of a Proceeding to Employees and Agents of the Corporation who are not also Directors, in each case to the same extent as to a Director with respect to the indemnification and advancement of Expenses pursuant to rights granted under, or provided by, the Washington Business Corporation Act or otherwise.

     13.4 Partial Indemnification. If an Indemnitee is entitled to indemnification by the Corporation for some or a portion of a Liability actually and reasonably incurred by the Indemnitee but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Liability to which Indemnitee is entitled.

     13.5 Procedure for Seeking Indemnification and/or Advancement of Expenses. The following procedures shall apply in the absence of (or at the option of the Indemnitee, in lieu thereof), specific procedures otherwise applicable to an Indemnitee pursuant to a contract, trust agreement, or general or specific action of the Board of Directors:

          (a) Notification and Defense of Claim. Indemnitee shall promptly notify the Corporation in writing of any Proceeding for which indemnification could be sought under this Article. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

     With respect to any such Proceeding as to which Indemnitee has notified the Corporation:

              (i) The Corporation will be entitled to participate therein at its own expense; and

              (ii) Except as otherwise provided below, to the extent that it may wish, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel satisfactory to Indemnitee. Indemnitee's consent to such counsel may not be unreasonably withheld.

     After notice from the Corporation to Indemnitee of its election to assume the defense, the Corporation will not be liable to Indemnitee under this Article for any legal or other Expenses subsequently incurred by Indemnitee in connection with such defense. However, Indemnitee shall continue to have the right to employ its counsel in such proceeding, at Indemnitee's expense, and if:

              (i) The employment of counsel by Indemnitee has been authorized by the Corporation;

              (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of such defense; or

              (iii) The Corporation shall not in fact have employed counsel to assume the defense of such proceeding,

     the Expenses of Indemnitee's counsel shall be at the expense of the Corporation.

         The Corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Corporation or as to which Indemnitee shall reasonably have made the conclusion that a conflict of interest may exist between the Corporation and the Indemnitee in the conduct of the defense.

         (b) Information to be Submitted and Method of Determination and Authorization of Indemnification. For the purpose of pursuing rights to indemnification under this Article, the Indemnitee shall submit to the Board a sworn statement requesting indemnification and reasonable evidence of all amounts for which such indemnification is requested (together, the sworn statement and the evidence constitute an "Indemnification Statement").

          Submission of an Indemnification Statement to the Board shall create a presumption that the Indemnitee is entitled to indemnification hereunder, and the Corporation shall, within sixty (60) calendar days thereafter, make the payments requested in the Indemnification Statement to or for the benefit of the Indemnitee, unless: (i) within such sixty
     (60) calendar day period it shall be determined by the Corporation that the Indemnitee is not entitled to indemnification under this Article;
     (ii) such determination shall be based upon clear and convincing evidence (sufficient to rebut the foregoing presumption); and (iii) the Indemnitee shall receive notice in writing of such determination, which notice shall disclose with particularity the evidence upon which the determination is based.

         The foregoing determination may be made: (i) by the Board of Directors by majority vote of a quorum of Directors who are not at the time parties to the proceedings; (ii) if a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate) consisting solely of two (2) or more Directors not at the time parties to the proceeding; (iii) by special legal counsel; or (iv) by the shareholders, all as provided by Section 23B.08.550 of the Washington Business Corporation Act.

         Any determination that the Indemnitee is not entitled to indemnification, and any failure to make the payments requested in the Indemnification Statement, shall be subject to judicial review by any court of competent jurisdiction.

         (c) Special Procedure Regarding Advance for Expenses. An Indemnitee seeking payment of Expenses in advance of a final disposition of the proceeding must furnish the Corporation, as part of the Indemnification
     Statement:

              (i) A written affirmation of the Indemnitee's good faith belief that the Indemnitee has met the standard of conduct required to be eligible for indemnifications; and

              (ii) A written undertaking, constituting an unlimited general obligation of the Indemnitee, to repay the advance if it is ultimately determined that the Indemnitee did not meet the required standard of conduct.

         Upon satisfaction of the foregoing the Indemnitee shall have a contractual right to the payment of such Expenses.

         (d) Settlement. The Corporation is not liable to indemnify Indemnitee for any amounts paid in settlement of any Proceeding without the Corporation's written consent. The Corporation shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee may unreasonably withhold its consent to a proposed settlement.

     13.6  Contract and Related Rights.

         (a) Contract Rights. The right of an Indemnitee to indemnification and advancement of Expenses is a contract right upon which the Indemnitee shall be presumed to have relied in determining to serve or to continue to serve in his or her capacity with the Corporation. Such right shall continue as long as the Indemnitee shall be subject to any possible proceeding. Any amendment to or repeal of this Article shall not adversely affect any right or protection of an Indemnitee with respect to any acts or omissions of such Indemnitee occurring prior to such amendment or repeal.

         (b) Optional Insurance, Contracts, and Funding. The Corporation may:

              (i) Maintain insurance, at its expense, to protect itself and any Indemnitee against any liability, whether or not the Corporation would have power to indemnify the individual against the same liability under Sections 23B.08.510 or .520 of the Washington Business Corporation Act;

              (ii) Enter into contracts with an Indemnitee in furtherance of this Article and consistent with the Washington Business Corporation Act; and

              (iii) Create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

         (c) Severability. If any provision or application or this Article shall be invalid or unenforceable, the remainder of this Article and its remaining applications shall not be affected thereby, and shall continue in full force and effect.

         (d) Right of Indemnitee to Bring Suit. If (i) a claim under this Article for indemnification is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation; or (ii) a claim under this Article for advancement of Expenses is not paid in full by the Corporation within twenty (20) days after a written claim has been received by the Corporation, then the Indemnitee may, but need not, at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the extent successful in whole or in part, the Indemnitee shall be entitled to also be paid the expense (to be proportionately prorated if the Indemnitee is only partially successful) of prosecuting such claim. Neither (i) the failure of the Corporation (including its Board of Directors, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such proceeding that indemnification or reimbursement or advancement of Expenses to the Indemnitee is proper in the circumstances; nor (ii) an actual determination by the Corporation (including its Board of Directors, its shareholders, or independent legal counsel) that the Indemnitee is not entitled to indemnification or to the reimbursement or advancement of Expenses, shall be a defense to the proceeding or create a presumption that the Indemnitee is not so entitled.

         (e) Nonexclusivity of Rights. The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition granted in this Article shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any statute, provision of this Article or the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The Corporation shall have the express right to grant additional indemnity without seeking further approval or satisfaction by the shareholders. All applicable indemnity provisions and any applicable law shall be interpreted and applied so as to provide an Indemnitee with the broadest but nonduplicative indemnity to which he or she is entitled.

     13.7 Contribution. If the indemnification provided in Section 13.2 of this Article is not available to be paid to Indemnitee for any reason other than those set forth in Sections 13.2(a), 13.2(b), and 13.2(c) of this Article (for example, because indemnification is held to be against public policy even though otherwise permitted under Section 13.2) then in respect of any proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such proceeding), the Corporation shall contribute to the amount of loss paid or payable by Indemnitee in such proportion as is appropriate to reflect:

         (a) The relative benefits received by the Corporation on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose; and

         (b) The relative fault of the Corporation on the one hand and the Indemnitee on the other hand in connection with the events which resulted in such loss, as well as any other relevant equitable consideration.

     The relative benefits received by a fault of the Corporation on the one hand and the Indemnitee on the other shall be determined by a court of appropriate jurisdiction (which may be the same court in which the proceeding took place) with reference to, among other things, the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such loss. The Corporation agrees that it would not be just and equitable if a contribution pursuant to this Article was determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

     13.8 Exceptions. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of these Articles to indemnify or advance Expenses to Indemnitee with respect to any proceeding:

         (a) Claims Initiated by Indemnitee. Initiated or brought voluntarily by Indemnitee and not by way of defense, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate. Notwithstanding the foregoing, the Corporation shall provide indemnification including the advancement of Expenses with respect to Proceedings brought to establish or enforce a right to indemnification under these Articles or any other statute or law or as otherwise required under the statute.

         (b) Lack of Good Faith. Instituted by Indemnitee to enforce or interpret this Article, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or that any such assertion was frivolous.

         (c) Insured Claims. For which any of the Expenses or liabilities for indemnification is being sought have been paid directly to Indemnitee by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Corporation.

         (d) Prohibited by Law. If the Corporation is prohibited by the Washington Business Corporation Act or other applicable law as then in effect from paying such indemnification and/or advancement of Expenses. For example, the Securities and Exchange Commission ("SEC") has taken the position that indemnification is not possible for liabilities arising under certain federal securities laws. The Corporation has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation's right to indemnify Indemnitee.

     13.9 Successors and Assigns. All obligations of the Corporation to indemnify any Director or Officer shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law). The Corporation shall not effect any sale of substantially all of its assets, merger, consolidation, or other reorganization, in which it is not the surviving entity, unless the surviving entity agrees in writing to assume all such obligations of the Corporation.

ARTICLE 14.  TRANSACTIONS INVOLVING INTERESTED SHAREHOLDERS

     The provisions of the Washington Business Corporation Act, Revised Code of Washington, Section 23B.17.020, shall be applicable to the Corporation.

ARTICLE 15.  SIGNIFICANT BUSINESS TRANSACTIONS

     The Corporation shall not engage in any Significant Business Transaction for a period of five (5) years following the Acquiring Person's share acquisition date unless the Significant Business Transaction or the purchase of shares made by the Acquiring Person on the share acquisition date is approved prior to the Acquiring Person's share acquisition date by a majority of the members of the Board of Directors of the Corporation. All definitions for this Article shall be pursuant to Section 23B.19.020 of the Revised Code of Washington.

ARTICLE 16.  INCORPORATOR

     The name and address of the incorporator are:

Richard G. Phillips, Jr.
926 24th Way SW
Olympia, WA 98502

     The undersigned Incorporator has signed these Articles of Incorporation as of February 13th, 1996.



                                              /s/ Richard G. Phillips, Jr.
                                              -------------------------------
                                              Richard G. Phillips, Jr.
                                              Incorporator